EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Vector Group Ltd. of our report dated March 4, 2015, except for Note 1(a), Note 6(c) and Note 7(c), as to which date is March 8, 2016, relating to the consolidated financial statements and financial statement schedule, which appears in Vector Group Ltd.’s Annual Report on Form 10-K for the year ended December 31, 2015. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Miami, Florida
June 1, 2016